Exhibit 99.1

IDT Corporation
Q4 2009:  Questions and Answers
November 4, 2009

IDT Corporation

Fourth Quarter Fiscal 2009 Results - Questions and Answers

During its Q4 2009 earnings webcast and in its earnings release, IDT Corporation (NYSE: IDT; IDT.C) solicited questions in writing from investors and other interested persons in lieu of conducting a live question and answer session.

Questioners were asked to e-mail questions to invest@idt.net by the close of business on Wednesday, October 28th.  We said that in those instances where we could provide a constructive answer, we would post the questions received along with the name of the questioner and the questioner’s corporate affiliation – if any – and our answers on IDT Corporation’s website as early as the close of business on November 3rd.  This document is also being filed with the SEC in a Form 8-K.

Questions submitted to us through our e-mail address invest@idt.net on Tuesday, October 27th or early in the morning of October 28th may have been inadvertently blocked by our fire wall.  If you submitted questions to us but do not find them below, please call Bill Ulrey at (973) 438-3034.  We may answer any questions that were submitted but not received in a subsequent posting on our website and through a Form 8-K.

Thank you for your continued interest in IDT Corporation.

In this question and answer document, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our retail telecommunications services, particularly our prepaid calling card business; availability of termination capacity; financial stability of our customers; our ability to maintain carrier agreements with foreign carriers; effectiveness of our marketing and distribution efforts; increased competition, particularly from regional bell operating companies and cable operators; our ability to reduce our losses and improve our cash flow; impact of government regulation; and general economic conditions, particularly in the telecommunications markets.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this document, whether as a result of new information, future events or otherwise.

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IDT Corporation
Q4 2009:  Questions and Answers
November 4, 2009

Question from James B. Gottlieb (private investor):

1. IDT recently announced that it put its IDT Spectrum asset up for sale. That matter was not referred to or even mentioned in yesterday's earning's call. Would you please comment on that and give investors an overview on the subject, the status of third party interest and some insight into the assets offered for sale.

Answer:  On October 13, 2009, IDT announced that it has put its IDT Spectrum portfolio for sale.  The portfolio includes nine hundred and thirty one 38 GHz (sometimes referred to as 39GHz) licenses and sixteen 28-31GHz Local Multipoint Distribution Service (LMDS) licenses with an average of 1,000 MHz of spectrum in the top 25 U.S. markets.  This spectrum portfolio can support 4G and other bandwidth intensive technologies nationwide. The deadline for offers to be submitted is Thursday, November 12, 2009.  The licenses are being sold in a single package.  If the sale is successful, we expect to receive the proceeds in a lump sum payment rather than in a series of payments over time.

Based on information provided to us, it appears that the licenses were originally purchased through FCC spectrum auctions by Winstar for approximately $219.2 million.  The IDT Spectrum portfolio licenses were among the assets of Winstar Communications (and its affiliates) purchased by IDT during Winstar’s bankruptcy proceedings in 2001.  IDT paid $42.5 million for 95% of the Winstar assets, and subsequently an additional $13.3 million for the remaining 5%.

IDT then made substantial investments in spectrum build-out in an attempt to realize the value of these licenses.  However, we were unsuccessful in developing a profitable business based on the licenses, and we were not able to lease the Spectrum licenses to generate significant income.

In the second quarter of fiscal 2009, we tested the FCC licenses for impairment in accordance with SFAS No. 142, Goodwill and Other Intangible Assets and identified several applicable indicators of impairment (1) a significant adverse change in the business climate, (2) operating losses of reporting units, (3) significant revisions to our internal forecasts, and (4) plans to restructure our operations including reductions in workforce. At the time, IDT Spectrum’s continuing operating losses and projected losses for the foreseeable future were specific indicators that the carrying value of the licenses was overstated.  We reduced the carrying value of the FCC licenses from $5.3 million to zero because we did not expect to be able to invest adequate cash in IDT Spectrum in the near term in order to generate positive cash flow in the foreseeable future, and we did not believe we had adequate evidence to include proceeds from a sale of the FCC licenses in our projections.

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IDT Corporation
Q4 2009:  Questions and Answers
November 4, 2009

Question from James B. Gottlieb (private investor) continued:

The Company’s decision to auction the spectrum licenses at this time reflects a number of factors:

•	We received expressions of interest in the portfolio.
•
The licenses could play an important role in the efforts by Tier 1 and Tier 2 wireless carriers and their suppliers to upgrade networks to accommodate the proliferation of bandwidth intensive mobile devices and applications.

•
License renewals depend on satisfying the FCC’s substantial service requirement. Quoting from our fiscal 2009 Form 10-K:  “IDT Spectrum is the license holder of 931 FCC 39GHz Licenses that will expire on October 18, 2010. IDT Spectrum expects to renew its licenses by the October 18, 2010 deadline with a new expiration date to be set until October, 2020. On August 8, 2008, the FCC adopted an order extending the substantial service deadline of all 931 39 GHz licenses until June 1, 2012. IDT Spectrum will need to satisfy the FCC’s substantial service performance obligations for those licenses by June 1, 2012 in order to maintain the expected renewal status of those licenses until 2020.  IDT Spectrum also holds 16 LMDS FCC Licenses which expire on August 10, 2018 (except for the New York LMDS License which expires on February 1, 2016). On April 11, 2008, the FCC adopted an order extending the substantial service deadline for all 16 LMDS licenses until June 1, 2012. IDT Spectrum will need to meet the FCC’s substantial service test for its LMDS Licenses in order to continue to hold those licenses until the above referenced expiration dates. The failure of IDT Spectrum to satisfy the FCC’s substantial service test for its 39GHz and LMDS licenses would result in the loss of those licenses (assuming no FCC waiver or extension of the build-out deadlines), which would have a material adverse impact upon the business of IDT Spectrum.”

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IDT Corporation
Q4 2009:  Questions and Answers
November 4, 2009

Questions from Michael Chasan (Portfolio Manager & Shareholder):

1. Please add some color to the value of IDT Spectrum’s FCC License Holdings. I don't have a sense of whether it is in the millions, tens-of-millions, or hundreds-of-millions.
Answer:  Please see our answer to a related question (#1 from James B. Gottlieb) above.

2.  As a shareholder of the CTM Media company that was spun off, I have not seen any financial information on the new company. When will information become available? Will they be filing quarterly reports? How can I get more insight into its business & prospects?
Answer:  These questions can be better answered by CTM’s management which can be reached through the investor relations group at (203) 323-5161 or on its website at www.ctmmediagroup.com. CTM Media Holdings, Inc.’s public filings, including its recently filed Form 10-K, are also available on the SEC website. CTM Media Holdings’ CIK# is 0001463833.

3.  Why do you think IDT is trading so much below its market value?
Answer:  We won’t speculate on the reasoning behind the market’s valuation of our stock.  However, the stock price has more than quadrupled from its 52 week low of $0.72.  This may be a reflection of the significant improvement in our operational performance during fiscal 2009.  We encourage you to read our public filings, including the description of our operating performance and balance sheet and make your own determination.

4. What are the current plans or limits for stock buybacks?
Answer:  Our policy has been to evaluate opportunities to purchase additional stock as our cash and working capital requirements permit. During Q4 2009, IDT purchased an aggregate of 0.9 million shares of its Class B Common Stock and Common Stock for $1.8 million under its existing stock buyback program. As of October 15, 2009, IDT had purchased an additional 0.6 million shares for $1.5 million, and 5.5 million shares remained authorized for repurchase under the program.

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IDT Corporation
Q4 2009:  Questions and Answers
November 4, 2009

Questions from Thomas J. Szczerba (private shareholder):

1. On October 13, IDT announced that they were selling the wireless licenses of IDT Spectrum.   These licenses were acquired through the purchase of Winstar.  Much of the company's Winstar investment has failed to meet expectations.  I was wondering if now was the most opportune time to announce such a divesture of assets.   After all, since there was such a lack of interest in even leasing the spectrum on a market-by-market basis, does management really think that the sale of the entire block would result in a worthwhile sale?   Also, will the sale be strictly cash or is the company looking for a potential revenue stream from the bandwidth based on traffic over an extended period of time?
Answer:  Please see our answer to a related question (#1 from James B. Gottlieb) above.

2.  IDT has sued e-Bay for infringement of its Net2Phone patents.  Based upon e-Bay's sale of a portion of Skype to a private group of investors, do you believe that this action dilutes any possible recovery sought from the lawsuit?   Also, this lawsuit has dragged on for some period now.   Does management believe that the value of the underlying Net2Phone patents has been diminished by advances in VoIP?
Answer:  We generally refrain from commenting on ongoing litigation beyond the updates provided in our quarterly and annual reports filed with the SEC.

3.  I have been pleasantly surprised by the increased value of our stock since the CTM division has been spun off.  Are you anticipating another spin off in the next year?
Answer:  We presently have no plan for additional spin-offs, however we continuously analyze and evaluate opportunities to enhance shareholder value in light of changing market and business conditions.

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IDT Corporation
Q4 2009:  Questions and Answers
November 4, 2009

Questions from Bill Martin (Raging Capital Management, LLC):

1.  How should we think about the capital expenditure requirements for IDT's businesses, in particular, telecom moving forward?
Answer:  Our recent filing on Form 10-K included the following passage regarding capital expenditures:
“Our capital expenditures were $15.3 million in fiscal 2009 compared to $18.1 million in fiscal 2008. We currently anticipate that total capital expenditures for all of our divisions in fiscal 2010 will be in the $7.5 million to $12.5 million range. In May 2009, we completed the migration of our global network from dedicated capacity TDM circuits to burstable Internet protocol circuits, which utilize connectivity capacity more efficiently and results in lower overall cost.  We expect to fund our capital expenditures with our cash, cash equivalents and marketable securities on hand.  From time to time, we may also finance a portion of our capital expenditures through capital leases.”  It is also worth noting that depreciation and amortization charges have fallen steadily in recent years as we lowered our capital expenditures, and fully depreciated older assets.  Also, capital expenditures do not include research and development costs incurred by our alternative energy initiatives.

2.  What is your view of the longer-term sustainable EBITDA margin for IDT Energy?
Answer:  Margins and ultimately EBITDA at IDT Energy are impacted to a certain degree by the cost of the commodities.  The historic volatility of energy markets makes it difficult to predict future results.  Our variable rate supply contracts help us protect our margins and, we expect, maintain a certain level of profitability, but we can't predict future results with certainty.  In fiscal 2009, many of the market factors that impact our profitability were in our favor.  We don’t expect that to happen consistently in the future.

Gross margin at IDT Energy was 11.2% for fiscal 2008, and jumped to 27.3% for fiscal 2009.  Previously, we said that we expected IDT Energy’s margins to “normalize” in the 10% to 15% range, and we still believe this to be the case.

3.  What are the regulatory and political dynamics like for IDT Energy's business?  Have there been any recent developments?
Answer:  This is an important question, since IDT Energy operates in a heavily regulated environment and its ability to effectively compete depends on the continuation of certain features within the competitive retail energy markets in New York State, where it operates.  An overview of regulatory issues is provided on page 17 in our fiscal 2009 Form 10-K in the section “Regulation of IDT Energy.”

The management of IDT Energy meets with regulators and other policy makers in New York from time to time to discuss the consumer benefits conferred by a competitive retail energy market.  We also monitor proposed legislation and regulations that could impact our business.

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IDT Corporation
Q4 2009:  Questions and Answers
November 4, 2009

Questions from Bill Martin (Raging Capital Management, LLC) continued:

IDT Energy also evaluates potential expansion opportunities based in part on the regulatory regimes in these jurisdictions.  IDT Energy favors markets where the incumbent utilities are contractually obligated to purchase customer receivables at a pre-determined fixed discount and have the responsibility of billing the individual customer.  IDT Energy also relies on access to real-time wholesale energy markets. Real-time commodity purchases allow IDT Energy to adjust its pricing to reflect a true market cost base and to respond to competitors who purchase their supply at longer intervals.  We are encouraged by recent developments in several potential markets to encourage ESCO based retail competition.

4.  Given the competitive environment that exists in telecom, wouldn't it make sense to seek strategic options for your wholesale carrier business in order to gain scale efficiencies?
Answer:  The opportunity to achieve efficiencies of scale in the Telecom industry is something we consider at all times, and we have not ruled out strategic options as a potential growth and value creation strategy. However, our highest current priority is to maximize the benefits conferred by our recent acquisition of the minority interest in our UTA calling card distribution subsidiary, and to take full advantage of other opportunities to stabilize revenues and improve margins within our Telecom businesses.

5. Will you begin to reverse the deferred tax asset valuation allowance pertaining to net operating loss carry forwards?
Answer:  We provide a valuation allowance for our deferred tax assets, including our net operating loss carry forwards, when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the period in which related temporary differences become deductible.  We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in our assessment of a valuation allowance. We do not expect to reduce the valuation allowance in the foreseeable future. Please See “Note 11- Income Taxes” beginning on Page F-31 in our Form 10-K, which was filed on October 29, 2009 for additional information.

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IDT Corporation
Q4 2009:  Questions and Answers
November 4, 2009

Question from JBanks (BG Capital):

1.  Does the company ever plan to pay a dividend in the future?
Answer:  We intend to generate long term growth in positive free cash flow before we consider paying dividends.

2. Why does the stock trade at such significant discount to its asset value?
Answer:  Please see our answer to a similar question (#3 from Michael Chasan) above.

3.  Does the company plan on spinning off any other divisions?
Answer:  Please see our answer to a similar question (#3 from Thomas J. Szczerba) above.

4.  IDT Spectrum put FCC license up for auction recently.  What reasonable number does the company believe the value of this asset? Is it less than 10mill? Between 10-50mill?  (Doesn’t have to be exact but just idea number on potential value).
Answer:  Please see our answer to a related question (#1 from James B. Gottlieb) above.

Question from Marc Kozberg  (Oak Ridge Financial):

1.  Did you settle with and pay Aerotel pursuant to the settlement agreement discussed in your Q3 10-Q prior to the end of your fiscal year 2009?  If not, how much did you still have accrued for settlement at the end of the fiscal year?
Answer: As disclosed under “Item 3.  Legal Proceedings” beginning on page 31 of the Form 10-K for fiscal 2009, we have settled with Aerotel.  The terms of the settlement agreement are subject to a confidentiality provision. Please see the Form 10-K for our most recent disclosure of the matter.

Question from Rich Klener (individual investor):

1.  Please update us on the cases with Skype and Tyco.
Answer:  We provided an update of all of our potentially material legal proceedings in our fiscal 2009 Form 10-K, which was filed on October 29, 2009.  The Form 10-K is available on the IDT website Investor Relations tab, “SEC” page, or through the SEC website at www.sec.gov.  Please see “Item 3. Legal Proceedings” beginning on page 31 of the Form 10-K.

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